Exhibit 10.11

VIRGINIA FINANCIAL GROUP, INC.

EXECUTIVE INCENTIVE PLAN

1.	PURPOSE—The purpose of the Virginia Financial Group, Inc. Executive Incentive Plan (the “Plan”) is to ensure, through the ability to earn meaningful annual cash incentives, that the strategies and activities undertaken by the executive management of Virginia Financial Group, Inc. (the “Company”), its subsidiaries and its affiliates are focused on increasing the shareholder value of the Company and aligned with shareholder objectives.

2.	PLAN YEAR—Each Plan Year begins on January 1 and ends at close of business on the following December 31.

3.	ELIGIBILITY—Participation in the Plan is limited to executive management of the Company and its subsidiaries or affiliates designated for inclusion in the Plan (“Participating Affiliates”). The inclusion of a subsidiary or affiliate as a Participating Affiliate shall be made by the Company Board. The participation of individual executives in the Plan also shall be approved by the Company Board.

4.	ADMINISTRATION—The Plan is administered by the Company Board which may, in its sole discretion, amend, modify, suspend or terminate the Plan and whose interpretation of the Plan’s terms and provisions, certification of satisfaction of Performance Goals and decisions regarding earned awards shall be binding and conclusive. The Company Board may delegate all or any aspect of the operation or administration of this Plan to the Personnel and Compensation Committee of the Board (the “Committee”). To the extent the Company Board does not delegate operation and administration of the Plan to the Committee, any determination by the Company Board with respect to the Plan will be based on the recommendation of the Committee.

5.	AWARDS—Compensation under the Plan is comprised of annual cash incentive compensation as described below:

a.	Prior to the beginning of each Plan Year or no later than 90 days after the beginning of the Plan Year, Target Awards, determined as a percentage of each participant’s annual base salary, and all related Performance Goals, the peer group, Performance Factors, Payout Scales, the Aggregate Performance Threshold and other aspects of the incentive program for that Plan Year are established for and communicated to each participant. The Target Awards represent the amount that will be paid to the participating executive if the predetermined Performance Goals, as described below, are met.

Actual awards paid are increased or decreased by a Performance Factor in accordance with the Payout Scale in effect for the Plan Year when performance exceeds or falls short of the Performance Goals. The maximum award payable under the Plan is 200% of the Target Award. No awards are paid if overall performance against the predetermined Performance Goals falls below a threshold level.

b. Awards are paid, unless otherwise deferred under a prior valid election by the participant compliant with Section 409A of the Internal Revenue Code, no later than 2- 1/2 months following the end of the Plan Year. Except as follows, a participant must be employed on the date award payments are made (or are credited as deferred compensation rights pursuant to a prior valid election by the participant).

i.	A participant who retires after having attained age 65 or is terminated due to disability as defined under the Company’s Long Term Disability Plan during a Plan Year will be entitled to a prorated award based on the Company’s performance for the entire Plan Year, multiplied by a fraction the numerator of which is the number of full and partial months the participant is employed during the Plan Year and the denominator of which is 12.

ii.	In the event of a participant’s death during a Plan Year, a prorated award will be paid to the participant’s beneficiary (or credited as deferred compensation rights pursuant to a prior valid election by the participant) based on the Company’s performance through the most recently completed calendar quarter of the Plan Year, multiplied by a fraction the numerator of which is the number of full and partial months the participant is employed during the Plan Year and the denominator of which is 12. The beneficiary will be the beneficiary designated by the participant under the Company’s Group Term Life Insurance Plan.

iii.	In the event of a participant’s retirement, disability or death after the end of a Plan Year but prior to the payment date, the applicable earned award will be paid to the participant or the participant’s beneficiary (or credited as deferred compensation rights pursuant to a prior valid election by the participant) based on the Company’s performance for the Plan Year.

6.	PERFORMANCE MEASUREMENT

a.	Performance Goals—The Company Board establishes three to five Performance Goals annually for a Plan Year. Performance Goals are comprised of targeted annual performance against key financial and shareholder wealth related measures and operational safety, soundness and risk management initiatives and results.

It is the intent of the Company Board that, whenever possible, Performance Goal achievement is measured in terms of the Company’s performance ranking against peer organizations. This reduces the possibility that awards will be paid for performance that meets internally developed goals but which ignores the competitive environment. The peer group of organizations for the Plan Year is determined by the Company Board annually when the Performance Goals are established. If a peer group member ceases to exist during a Plan Year, no replacement member shall be selected for that Plan Year unless done so within the first 90 days of the Plan Year.

In those instances where degrees of performance against goals cannot be measured on a sliding scale and performance is limited to the accomplishment or lack of accomplishment, then performance is determined on a “Pass/Fail” basis. Awards for performance against such goals may not exceed 100% of the target award for that component of the total Target Award.

b.	Performance Scorecards—A performance scorecard which includes the Performance Goals and Target Award for the Plan Year is developed for and given to each participant no later than April 30 of the Plan Year. All participants share the same Performance Goals but have different Target Awards based on their positions and competitive practice.

In developing the scorecard, the Company Board establishes the weighting of each Performance Goal as a percentage of the total Target Award. Each Performance Goal is multiplied by its weighting percentage to determine the Target Award component for that Performance Goal.

Within the first 2- 1/2 months after the Plan Year, the Company Board determines the extent, if any, to which the Performance Goals were met for the Plan Year and certifies such satisfaction of the Performance Goals in the Company’s records.

After results against a Performance Goal have been determined, its weighting percentage is multiplied by a Payout Factor derived from the Payout Scale. This determines the Performance Factor for that Performance Goal. The Performance Factor is multiplied by the Target Award for that Performance Goal to determine the percentage of the Target Award attributable to that Performance Goal to be paid (subject to meeting the Aggregate Performance Factor Threshold below).

In order for any award to be paid for a Plan Year, the sum of the individually determined percentages of the total Target Award earned for the Plan Year on the scorecard, must be at least equal to the threshold level established in the Payout Scale (the “Aggregate Performance Threshold”).

7.	NO PROMISE OR CONTRACT—The earning and payment of compensation under the Plan for one Plan Year does not constitute the promise of future payment or continued participation in the Plan. Neither does it confer upon any participant the right to continue as an employee of the Company or a Participating Affiliate.

8.

AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN—The Company Board may amend, modify, suspend or terminate the Plan for any purpose permitted or required by law except that the Plan may not be amended to change any material or substantive feature more than once during any 12 month period except as may be necessitated by changes in the regulations and statutes under which the Plan is required to operate. However, the incentive program for any Plan Year may not be terminated or suspended after the end of the Plan Year. The Company Board will seek shareholder approval of any amendment to the Plan if such approval is determined to be required or advisable by the regulations of the Securities and Exchange Commission, the Internal Revenue Service, the rules of any stock exchange on which the Company’s stock is listed or other applicable law.

9.	EFFECTIVE DATE—The Plan is effective as of January 1, 2007; provided however, that with respect to the 2007 Plan Year only, the provisions of the Plan requiring action within the first 90 days or by April 30 of the Plan Year will not apply.

The previously approved Payout Scales for the 2007 Plan Year is attached to this document as Exhibit A and the previously approved Performance Goals and Weightings for the 2007 Plan Year is attached to this document as Exhibit B.

Approved by the Board of Directors of

Virginia Financial Group, Inc.

on July 17, 2007, with approval

of the 2007 incentive program

goals and measures by the

Board of Directors on May 14, 2007

Exhibit A

2007 Executive Incentive Plan Payout Scales

Peer Ranking Payout Scale

Performance Goal Peer Ranking	Performance Factor
1	200%
2	180%
3	160%
4	140%
5	120%
6	100%
7	80%
8	60%
9	40%
10	20%
<10	0%

Pass/ Fail Payout Scale

Performance Goal	Performance Factor
Pass	100%
Fail	0%

Aggregate Performance Threshold

20%

Exhibit B

2007 Performance Goals and Weightings

Measurement	Type of Measure	Targeted Performance	Weighting
Earnings Per Share Growth	Peer Ranking	6th	35%
Balance Sheet Growth	Peer Ranking	6th	35%
Regulatory Exams	Pass/Fail	Pass	10%
Credit Quality	Peer Ranking	6th	10%
Stock Price Growth	Peer Ranking	6th	10%